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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

December 21, 2005
Date of Report (Date of earliest event reported)

CPAC, INC.
(Exact name of registrant as specified in its charter)

New York	000-09600	16-0961040
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2364 Leicester Road, Leicester, New York 14481
(Address of principal executive offices and Zip Code)
(585) 382-3223
(Registrant's telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Section 8 -- Other Events
Item 8.01 Other Events.

The following Press Release is hereby filed under Section 8, Item 8.01 of this Form 8-K Current Report, to disclose the resignation of G. Robert Gey as President of CPAC, Inc.'s Fuller Brands Segment effective March 1, 2006.

                                                                    For Immediate Release

2364 Leicester Rd. Leicester NY, 14481 USA 585-382-3223 cpac.com		COMPANY CONTACTS: Karen Ash, Mgr, Corp Comm Wendy F. Clay, VP, Admin 585-382-3223

G. Robert Gey Leaves CPAC, Inc. (Nasdaq: CPAK)

Leicester, NY -- December 21, 2005 ... Citing personal reasons, G. Robert Gey resigned today as President of CPAC Inc.'s Fuller Brands Segment effective March 1, 2006, and the Company announced it has accepted his resignation. Mr. Gey has served as President of The Fuller Brush Company since April 2002 and of the entire Fuller Brands Segment since January 2003. CPAC President and Chief Executive Officer Thomas N. Hendrickson will assume the responsibilities of Segment president.

"Bob Gey has contributed significantly to the current growth strategies of the Fuller Brands Segment," said Mr. Hendrickson. "Under his leadership, many exciting sales programs are underway. For example, The Fuller Brush Company has significantly increased television home shopping sales through its relationship with QVC. Fuller has also developed partner alliances with other companies to enter new channels. As a catalyst to change in the organization, Bob also implemented new strategies at Stanley Home Products and Cleaning Technologies Group that will provide future benefit to the Company. We wish him well as he pursues the next step in his successful career."

About CPAC, Inc.

Established in 1969, CPAC, Inc. (www.cpac.com) manages holdings in two industries. The Fuller Brands Segment manufactures commercial, industrial, and household cleaning products, as well as custom brushes and personal care lines. The CPAC Imaging Segment develops and markets innovative Imaging chemicals, equipment, and supplies at seven operations worldwide. Products are sold under more than 350 registered trademarks. Stock is traded under the symbol: CPAK.

# # #
SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 22, 2005		CPAC, Inc. (Registrant)
	By:	/s/ Thomas N. Hendrickson
Thomas N. Hendrickson President and Chief Executive Officer